750 Route 202 South Suite 600 Bridgewater, NJ 08807

Press Release:

SYNCHRONOSS TECHNOLOGIES, INC. ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2008 FINANCIAL RESULTS

•	Fourth quarter total revenue increases 19% sequentially to $31.2 million

•	Non-GAAP operating margin of 20% drives fourth quarter non-GAAP EPS of $0.12

BRIDGEWATER, N.J. – February 5, 2009 – Synchronoss Technologies, Inc. (Nasdaq: SNCR), the premier provider of on-demand transaction management software to Tier One communication service providers, today announced its financial results for the fourth quarter and full year 2008.

“The company’s momentum continued in the fourth quarter, resulting in solid sequential revenue growth and profitability,” said Stephen G. Waldis, President and Chief Executive Officer of Synchronoss. ”We are also excited about the recent signing of our new three year agreement with AT&T, as well as our first customer implementation of our ConvergenceNow® Plus+ platform.”

Waldis concluded, “While the economic environment continues to have a negative impact on transaction volumes generated by some of our customers, we are optimistic about Synchronoss’ outlook for 2009 based on our new ATT agreement, the potential of early stage programs and continued development of our go-to-market strategy for wireless embedded consumer devices.”

For the fourth quarter of 2008, Synchronoss reported net revenue of $31.2 million, an increase of 19% compared to $26.3 million in the third quarter. Net revenue for the fourth quarter of 2007 was $36.4 million. The year-over-year decrease was due primarily to the previously disclosed reduction in revenue related to the Apple iPhone.

Gross profit, including the impact of fair value stock compensation expense, was $16.5 million in the fourth quarter of 2008, representing a related gross margin of 53%. Income from operations, in accordance with generally accepted accounting principles (“GAAP”), was $4.2 million, including $2.0 million of fair value stock-based compensation expense. Based on an effective tax rate of 41.1% in the fourth quarter of 2008, GAAP net income was $2.7 million and GAAP diluted earnings per share was $0.09, as compared to $0.20 in the fourth quarter of 2007.

Non-GAAP gross profit for the fourth quarter of 2008 was $17.1 million, representing a non-GAAP gross margin of 55%. Non-GAAP income from operations, which excludes fair value stock-based compensation expense, was $6.3 million in the fourth quarter of 2008, representing a non-GAAP operating margin of 20%. Non-GAAP net income in the fourth quarter was $3.9 million, leading to non-GAAP diluted earnings per share of $0.12, compared to $0.22 in the fourth quarter of 2007.

A reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release. An explanation of these measures is also included below under the heading “Non-GAAP Financial Measures.”

Synchronoss had cash, cash equivalents, and marketable securities of $78.8 million at December 31, 2008, an increase of $5.5 million compared to the end of the previous quarter. The increase in cash was primarily driven by cash from operations of $8.3 million partially offset by $2.5 million in capital expenditures. On a full year basis, Synchronoss generated approximately $26.4 million in cash flows from operations.

Lawrence R. Irving, Chief Financial Officer and Treasurer, stated, “We were pleased with the company’s strong profitability in the fourth quarter, and we will continue to manage the business with tight cost controls. As we enter 2009, we will also proceed with investments in our customers and strategic growth initiatives that are gaining traction. We remain at the early stages of many new programs, where investments are at their highest point and margins are relatively low. While the company is already operating at a high efficiency level, we believe that there is further leverage in the model and in the company’s ability to return to its long-term target margins over time.”

Other Highlights

•	Announced a new 3 year contract agreement with AT&T for deployment of our ConvergenceNow® and ConvergenceNow® Plus+ platforms.

•	Business related to AT&T represented 64% of total revenue in the fourth quarter, compared to 66% in the previous quarter and 76% in the year ago quarter.

•	Business outside of the AT&T relationship represented approximately 36% of total revenue in the fourth quarter, compared to 34% in the previous quarter and 24% in the year ago quarter.

•	Announced the latest version of the company’s flagship platform, ConvergenceNow® Plus+, which allows certain consumer electronic devices to become wireless enabled. Such devices include, among others, media players, digital cameras, mobile computers, mobile internet devices and mobile navigation devices.

•	Announced the appointment of Daniel Rizer as Executive Vice President of Business Development. In this role, Mr. Rizer will lead the direction and execution of strategic initiatives, mergers and acquisitions, and the creation of new channel development activities. Prior to joining Synchronoss, Mr. Rizer served as Chief Operating Officer for Motricity as well as IBM’s Network/Network Transformation lead for the Americas Group.

Full Year 2008 Summary Financial Results

Revenues for the full year 2008 were $111.0 million, compared to $123.5 million in the prior year. The year-over-year decrease was due to the previously disclosed reduction in revenue related to the Apple iPhone.

Gross profit, determined in accordance with generally accepted accounting principles (“GAAP”), was $57.5 million, or 52% of revenue, for the full year 2008. GAAP income from operations was $18.0 million and net income was $11.9 million for the full year 2008 based on an effective tax rate of 41.5%, leading to GAAP diluted earnings per share of $0.37.

Non-GAAP gross profit for 2008 was $58.9 million, representing a non-GAAP gross margin of 53%. Non-GAAP income from operations, which excludes fair value stock-based compensation expense of $6.9 million, was $25.0 million for the full year 2008 representing a non-GAAP operating margin of 23%. Non-GAAP net income was $18.8 million for the full year 2008, leading to non-GAAP diluted earnings per share of $0.58, compared to $0.77 in the year ago period.

Conference Call Details

In conjunction with this announcement, Synchronoss will host a conference call today, February 5, 2009, at 4:30 p.m. (ET) to discuss the company’s financial results. To access this call, dial 866-700-7173 (domestic) or 617-213-8838 (international). The pass code for the call is 89288287. Additionally, a live web cast of the conference call will be available on the Investor Relations page of the company’s web site www.synchronoss.com.

Following the conference call, a replay will be available at 888-286-8010 (domestic) or 617-801-6888 (international). The replay pass code is 74374103. An archived web cast of this conference call will also be available on the Investor Relations page of the company’s web site, www.synchronoss.com.

Non-GAAP Financial Measures

Synchronoss has provided in this release selected financial information that has not been prepared in accordance with GAAP. This information includes historical non-GAAP operating income, net income, effective tax rate, and earnings per share. Synchronoss uses these non-GAAP financial measures internally in analyzing its financial results and believes they are useful to investors, as a supplement to GAAP measures, in evaluating Synchronoss’ ongoing operational performance. Synchronoss believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Synchronoss’ industry, many of which present similar non-GAAP financial measures to investors. As noted, the non-GAAP financial results discussed above exclude fair value stock-based compensation expense for the three and twelve months ended December 31, 2008.

Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measure as detailed above. As previously mentioned, a reconciliation of GAAP to non-GAAP results has been provided in the financial statement tables included in this press release.

About Synchronoss Technologies Inc.

Synchronoss Technologies (NASDAQ: SNCR) is the premier provider of on-demand transaction management software to Tier One communications service providers. Synchronoss enables service providers to drive growth in new and existing markets while delivering an improved customer experience at lower costs. The company’s ConvergenceNow® and ConvergenceNow® Plus+ platforms automate, synchronize and simplify electronic service creation and management of advanced wireline, wireless and IP services across existing networks. For more information, please visit www.synchronoss.com.

Forward-looking Statements

This document may include certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Synchronoss’ Annual Report on Form 10-K for the year ended December 31, 2007, as filed with the Securities and Exchange Commission. Actual results may differ materially from these expectations due to changes in global political, economic, business, competitive, market and regulatory factors. Synchronoss does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

The Synchronoss logo, Synchronoss, ActivationNow, ConvergenceNow and ConvergenceNow Plus+ are trademarks of Synchronoss Technologies, Inc. All other trademarks are property of their respective owners.

SYNCHRONOSS TECHNOLOGIES, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)

	December 31,	December 31,
	2008	2007
Assets
Current assets:
Cash and cash equivalents	$72,203	$92,756
Marketable securities	2,277	1,891
Accounts receivable, net of allowance for doubtful accounts of $193 and $448 at December 31, 2008 and December 31, 2007, respectively	25,296	26,710
Prepaid expenses and other assets	3,337	2,949
Deferred tax assets	1,065	247

Total current assets	104,178	124,553
Marketable securities	4,283	1,210
Property and equipment, net	10,595	10,467
Goodwill	6,862	—
Intangible assets, net	3,580	—
Deferred tax assets	8,505	2,498
Other assets	631	290

Total assets	$138,634	$139,018

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$2,838	$1,681
Accrued expenses	8,640	9,495
Equipment loan payable	—	—
Deferred revenues	1,452	373

Total current liabilities	12,930	11,549
Other liabilities	1,366	678
Stockholders’ equity:
Common stock, $0.0001 par value; 100,000	3	3
shares authorized, 32,878 and 32,726 shares issued; 30,878 and 32,630 outstanding at December 31, 2008 and December 31, 2007, respectively
Treasury stock, at cost (2,000 and 96 shares at December 31, 2008 and December 31, 2007, respectively)	(23,713)	(19)
Additional paid-in capital	107,895	98,596
Accumulated other comprehensive income (loss)	66	4
Retained earnings	40,087	28,207

Total stockholders’ equity	124,338	126,791

Total liabilities and stockholders’ equity	$138,634	$139,018

SYNCHRONOSS TECHNOLOGIES, INC
CONSOLIDATED STATEMENT OF OPERATIONS
(in thousands, except per share data)

	Three Months Ended		Year Ended,
	December 31,		December 31,
	2008	2007	2008	2007
Net revenues	$31,222	$36,411	$110,982	$123,538
Costs and expenses:
Cost of services (1)	14,709	15,557	53,528	55,305
Research and development (1)	3,556	3,215	11,049	10,629
Selling, general and administrative (1)	6,644	5,669	21,718	18,531
Depreciation and amortization	2,075	1,485	6,656	5,237

Total costs and expenses	26,984	25,926	92,951	89,702

Income from operations	4,238	10,485	18,031	33,836
Interest income	382	1,099	2,369	3,974
Interest expense	(67)	(32)	(96)	(66)

Income before income tax expense	4,553	11,552	20,304	37,744
Income tax expense	(1,873)	(4,934)	(8,424)	(13,988)

Net income	$2,680	$6,618	$11,880	$23,756

Net income per common share:
Basic	$0.09	$0.20	$0.38	$0.74

Diluted	$0.09	$0.20	$0.37	$0.71

Weighted-average common shares outstanding:
Basic	30,651	32,389	31,619	32,215

Diluted	30,982	33,658	32,187	33,375

(1) Amounts include fair value stock-based compensation as follows:
Cost of services	$539	$196	$1,460	$606
Research and development	232	169	788	298
Selling, general and administrative	1,244	730	4,699	2,121
Total fair value stock-based compensation expense	$2,015	$1,095	$6,947	$3,025

SYNCHRONOSS TECHNOLOGIES, INC
Reconciliation of GAAP to Non-GAAP Financial Measures
(in thousands, except per share data)

	Three Months Ended		Year Ended,
	December 31,		December 31,
	2008	2007	2008	2007
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$4,238	$10,485	$18,031	$33,836
Add: Fair value stock-based compensation	2,015	1,095	6,947	3,025
Non-GAAP income from operations	$6,253	$11,580	$24,978	$36,861

GAAP net income attributable to common stockholders	$2,680	$6,618	$11,880	$23,756
Add: Fair value stock-based compensation, net of tax	1,178	627	6,947	1,904
Non-GAAP net income	$3,858	$7,245	$18,827	$25,660

Diluted non-GAAP net income per share	$0.12	$0.22	$0.58	$0.77

Shares used in per share calculation	30,982	33,658	32,187	33,375

SYNCHRONOSS TECHNOLOGIES, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Year Ended December 31,
	2008	2007

Operating activities:
		$
Net income	$11,880		23,756
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	6,186		5,237
Amortization	469		—
Deferred income taxes	623		(790)
Stock-based compensation	7,131		3,227
Changes in operating assets and liabilities, net of acquisition:
Accounts receivable, net allowance for doubtful accounts	3,689		(9,793)
Prepaid expenses and other current assets	(91)		(1,296)
Other assets	29		(104)
Accounts payable	(205)		3,913
Accrued expenses	(1,120)		1,688
Tax benefit from stock option exercise	(1,384)		(2,960)
Other liabilities	(261)		678
Deferred revenues	(571)		(78)

Net cash provided by operating activities	26,375		23,478
Investing activities:
Additions to property and equipment	(4,449)		(10,442)
Purchases of marketable securities available for sale	(6,368)		(3,645)
Sale of marketable securities available for sale	2,971		5,601
Business acquired, net of cash	(17,556)		—

Net cash used in investing activities	(25,402)		(8,486)
Financing activities:
Proceeds from the exercise of stock options	784		1,565
Excess tax benefit from stock option exercise	1,384		2,960
Repurchase of common stock	(23,694)		—
Repayments of equipment loan	—		(666)

Net cash provided by (used in) financing activities	(21,526)		3,859
Net increase (decrease) in cash and cash equivalents	(20,553)		18,851

		$
Cash and cash equivalents at beginning of year	$92,756		73,905

		$
Cash and cash equivalents at end of period	$72,203		92,756

SOURCE: Synchronoss Technologies, Inc.

Contacts:
Investor: Tim Dolan 617-956-6727
investor@synchronoss.com
Media: Stacie Hiras 908-547-1260
stacie.hiras@synchronoss.com